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                                                Exhibit 10.31

                               [DOE Letterhead]
                            Field Office, Oak Ridge
                                 P.O. Box 2001
                          Oak Ridge, Tennessee 37831

                                          December 22, 1998

Mr. R. Alan Kelley
President
Electric Energy, Inc.
Post Office Box 165
Joppa, Illinois 62953

Mr. Kelley:

LETTER SUPPLEMENT TO CONTRACT NO. DE-AC05-760R01312

This letter supplement will confirm the understanding reached between Electric Energy, Inc. (Company) and the United States Department of Energy
(DOE) with respect to amending Power Agreement No. DE-AC05-760R01312 (Agreement) to reduce the DOE Minimum Power Requirement (as that term is defined in the Agreement) and to compensate Company for the modification and installation of certain transmission facilities necessitated by that reduction.

Accordingly, the Agreement is modified as follows:

1.    In Article II, Section 2.08, delete the following sentence:

            DOE's Minimum Power Requirement shall be defined as 450 MW during the months of March through October and 550 MW during the months of November through February.

      and substitute the following therefor:

            DOE's Minimum Power Requirement shall be defined as 150 MW plus the amount required by the Mid-America
            Interconnected Network (MAIN), as Company's daily operating reserves, under MAIN Guide 5A.

2.    In Article I,  add the following section:


            SECTION 1.08.  Transmission Improvements.  Subject to
            Section 4.03 below, DOE shall pay Company $2,000,000 in calendar years 1999, 2000, and 2001, $3,000,000 in
            2002, and $3,500,000 in 2003


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            as compensation for modifications to Company's transmission lines and transformers and the installation of additional facilities to facilitate the transmission of power generated by the Joppa Plant to the Sponsoring Companies reliably in light of the reduction in DOE's Minimum Power Requirement.

3.    In Article IV, add the following sections:

            SECTION 4.03 Bills for Transmission Improvements. Company shall bill DOE for its Transmission Improvements obligations as described in Section
            1.08. The annual amounts shall be billed in thirds, with one-third billed in June of each year, one-third in July, and one-third in August as follows:

             -------------------------------------------------------
                               1999-2001       2002        2003
             -------------------------------------------------------

                   June         $666,667    $1,000,000  $1,166,667
             -------------------------------------------------------

                   July         $666,667    $1,000,000  $1,166,667
             -------------------------------------------------------

                  August        $666,666    $1,000,000  $1,166,666
             -------------------------------------------------------

            The total billing amount over the five-year period shall not exceed the reasonable and necessary expenses actually incurred by Company under Section
            1.08 (including an allowance for funds used during construction) or $12,500,000, whichever is less. In the event the total cost is less than $12,500,000, the final billing or billings will be reduced to reflect such lower cost. DOE shall be entitled to audit the cost of transmission improvements in accordance with Sections 7.02 and 7.03 below.

            SECTION 4.04 Summary and Forecast of Transmission Improvement Costs On or about December 31, 1999, and each December 31 thereafter, Company shall provide DOE with a report setting forth all transmission improvement costs (a) incurred during the preceding calendar year and (b) forecast for the succeeding two calendar years; provided, however, that Company need not submit any such reports once it has reported having incurred more than $12,500,000 in transmission improvement costs.




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The effectiveness of this letter supplement is conditioned upon (a) its approval by Company's Board of Directors, and (b) the securing by Company and the Sponsoring Companies (as that term is defined in the Agreement) of appropriate regulatory and similar governmental approvals, authorizations or acceptances. Company shall notify DOE in writing when the aforementioned approval by Company's Board of Directors and governmental approvals have been obtained.

If the regulatory and other governmental approvals referred to above are not obtained by May 31, 1999: (a) this letter supplement shall not go into effect, (b) the definition of DOE's Minimum Power Requirement in Section 2.08 of the Agreement shall not be amended as set forth above, (c) that definition in its current form shall continue in effect, and (d) Company shall withdraw this letter supplement from consideration by the Federal Energy Regulatory Commission (FERC) and any other regulatory body having jurisdiction over it.

The Parties agree to request FERC to approve this letter supplement effective January 1, 1999. After final approval by FERC of this letter supplement without any conditions unacceptable to either Party, Company shall refund to DOE any amounts paid by DOE for services rendered subsequent to January 1, 1999, which would not have been incurred had this letter supplement been in place on January 1, 1999, together with interest as provided by FERC regulations 18 CFR Section 35.19a(a)(2) (1997). Company shall make such refund by crediting such refund against invoices issued under the Agreement for services rendered after final approval by FERC.

The Company shall account for the amounts identified in Section 4.03 as contributions in aid of construction (CIAC) with respect to the transmission facilities to be installed under Section 1.08. Any taxes incurred by the Company in connection with this Letter Supplement shall be allocated between Company and DOE, in accordance with Section 3.01(c)(i) of the Agreement, in proportion to the Adjusted Annual DOE Percentage(s) of Joppa Plant.

If this letter supplement meets with your approval, please sign in the appropriate space below and return two signed copies to this office. The remaining two copies are for your retention.

                                          Sincerely,

                                          UNITED STATES OF AMERICA

                                          By:   SECRETARY OF ENERGY

                                          By:   /s/ Susan G. Hiser
                                                ---------------------------
                                                (Contracting Officer)
AGREED TO:
ELECTRIC ENERGY, INC.

By:   /s/ R. Allen Kelley
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Title:     President
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Date:      12/22/98
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